UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2019 (December 26, 2018)

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, on August 31, 2017, Paul R. Pollock, a stockholder of the Company, filed a putative class action (the “Action”) in the Court of Chancery of the State of Delaware (the “Court”) against Orchids Paper Products Company (the “Company”) and its Board of Directors (the “Board”) alleging that provisions in the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and Amended and Restated Bylaws, as amended (the “Bylaws”) allowing for the removal of directors “only for cause” violated Section 141(k) of the Delaware General Corporation Law. The Action sought to remove such “for cause” provisions, which were claimed to violate Delaware law.

As also previously disclosed, on December 14, 2017, the Board approved a revision to the Bylaws solely to delete the provision specifying that directors are removable only for cause. On April 30, 2018, the Company held its Annual Meeting, at which time the stockholders of the Company approved an amendment to the Charter to provide that directors are removable by the stockholders of the Company with or without cause upon the affirmative vote of a majority of the outstanding shares of Common Stock. These amendments to the Bylaw and Charter effectively mooted the Action.

On May 21, 2018, the Court entered an order dismissing the Action as moot, and retained jurisdiction solely for the purpose of ruling on the plaintiff's anticipated application for an award of attorneys’ fees and reimbursement of expenses. The parties subsequently agreed to a payment of a mootness fee by the Company to plaintiff’s counsel of $50,000 in full satisfaction of their claim for attorneys’ fees and expenses. The Court has not been asked to review or approve, and will pass no judgment on, this payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: January 4, 2019	By:	/s/ Jeffrey S. Schoen
Jeffrey S. Schoen Chief Executive Officer